EXHIBIT 99.3

The Spiegel Group Takes Additional Steps in Ongoing Reorganization Process

Plans to Close Customer Sales and Service Center in Bothell, Wash.

Restructures Eddie Bauer Headquarters Organization

Realigns Corporate Information Services Staff

DOWNERS GROVE, Ill. - May 5, 2003 - As part of its ongoing reorganization process, The Spiegel Group (Spiegel, Inc.) today announced that it plans to close one of its customer sales and service centers, that its Eddie Bauer division has restructured its headquarters workforce and that it has realigned its corporate information services staff.
  Bill Kosturos, interim chief executive officer and chief restructuring officer of The Spiegel Group said, "We are transforming and repositioning our business for future success. These initiatives are an integral part of the reorganization process and are key steps toward streamlining our business processes and operations in each division as well as across The Spiegel Group to reduce costs and enhance productivity."
  The company's Spiegel Group Teleservices division, which handles the customer sales and service calls for The Spiegel Group merchant companies, will close a facility located in Bothell, Wash., which employs 365 associates. The facility is scheduled to close on July 6, 2003; associates will continue to be employed with the company through that date. Closing this facility will allow the company to better leverage the capacity in its other call centers, which are located in Rapid City, S.D., Hampton, Va., Saint John,
New Brunswick, Canada, and Sydney, Nova Scotia, Canada.
  The company's Eddie Bauer division has restructured its organization to gain greater organizational and operational efficiencies. As a result, Eddie Bauer will reduce its headquarters workforce in Redmond, Wash. by approximately 180 associates effective May 9, 2003. The new organizational structure will better support Eddie Bauer's multi-channel marketing strategies and bring even greater focus on serving customers, developing product and solidifying its brand positioning. Eddie Bauer associates were informed of this decision earlier today.
  The Spiegel Group realigned its corporate information services organization in response to the company's redefined systems strategy, which included a significant reduction in systems development initiatives. Corporate information services provides systems support to all the Group's operations. This realignment has resulted in a headcount reduction of approximately 90 associates. The majority of the associates affected were located at the company's headquarters and its data center, which are both in the Chicago area. The company will provide severance and other benefits to affected associates.

About The Company
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, more than 550 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward Looking Statements
  This news release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the DIP facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case;
the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; uncertainty regarding the servicing of the company's existing securitized credit card receivables portfolio upon the liquidation of FCNB; the effects on the company of the Pay-Out Events recently experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

CONTACT:  Debbie Koopman
          (630) 769-2596
          Debbie_Koopman@spgl.com